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                    December 21, 2023

       David Obstler
       Chief Financial Officer
       Datadog, Inc.
       620 8th Avenue
       45th Floor
       New York, NY 10018

                                                        Re: Datadog, Inc.
                                                            Form 10-K for the
Year Ended December 31, 2022
                                                            File No. 001-39051

       Dear David Obstler:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Technology
       cc:                                              Jane Munger